Exhibit 99.1

News Release

Investor Contact:	Nicole McIntosh	Press Contact:	Roger Hoadley
	Investor Relations Manager		Communications Director
	(913) 236-1880		(913) 236-1993

Waddell & Reed Appoints Michael Avery Chief Investment Officer

Matthew Norris named Director of Equity Research

OVERLAND PARK, KS, June 20/PRNewswire/ — Waddell & Reed Financial, Inc., today announced that Michael L. Avery, a 24-year veteran of the Company’s investment management team, has been appointed Senior Vice President and Chief Investment Officer. He also was named Executive Vice President and Chief Investment Officer of Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”). Matthew T. Norris, a 13-year industry veteran and current portfolio manager, replaces Avery as director of equity research of WRIMCO and IICO.

“Mike is especially well-suited for the CIO position, having been intimately involved in our investment process for many years,” said Henry J. Herrmann, CEO of Waddell & Reed Financial, Inc. “His experience as both a portfolio manager and our research director positions him well to lead our investment management team. Matt has demonstrated a keen mind for equity research and will further complement our team in his new role. Our well-established investment process will remain in place and will benefit from the perspective of these two respected individuals.”

Herrmann remains chairman of the Company’s Investment Policy Committee, and has served as CIO since 1987, before being named CEO last month. Avery will remain a portfolio manager of the Waddell & Reed Advisors Asset Strategy Fund, the Ivy Asset Strategy Fund and the W&R Target Asset Strategy Fund. Norris will remain portfolio manager of the Company’s Value funds under the Advisors, Ivy and W&R Target banners.

As CIO, Avery will lead a team of more than 50 investment professionals, which currently includes 26 portfolio managers, 25 assistant portfolio managers and analysts, and three economists. Waddell & Reed had $38.1 billion in assets under management at March 31, 2005. Avery joined Waddell & Reed in 1981 and has been director of equity research since 1987. He became portfolio manager in 1997. From 1978-81, Avery served as an assistant investment officer for a St. Louis-based trust company. He holds an MBA from St. Louis University and a bachelor’s degree from the University of Missouri.

Norris joined Waddell & Reed in 2003 as a portfolio manager. Prior thereto, he served as a portfolio manager with Advantus Capital Management from 1997-2003, and an equity analyst and portfolio manager with Norwest Investment Management from 1994-97. He holds an MBA from the University of Nebraska and a bachelor’s degree from the University of Kansas.

In conjunction with the above changes, the Company announced that two research analysts have been promoted to assistant portfolio managers. Ryan Caldwell, who covers the financial industry as an analyst, becomes assistant portfolio manager on all three Asset Strategy funds. Caldwell has seven years of experience and has been with Waddell & Reed for four years. Peter V. Morris, who covers a number of sectors including energy technology, machinery and coal, has been named assistant portfolio manager on the three Value funds. Morris has four years of industry experience and three with Waddell & Reed. Both retain their research analyst responsibilities.

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds, Inc. and the Ivy Funds portfolios.  Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds, Inc. and the Ivy Funds portfolios.